EXHIBIT 15

August 9, 1999

To the Shareholders

Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-44013) of Overseas Shipholding Group, Inc. of our report dated August 9, 1999 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Q for the quarter ended June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

New York, New York